Exhibit 99.1 - Press Release

Ameritek Ventures Engages KCSA Strategic Communications as Investor Relations Counsel

Las Vegas, NV, November 7, 2017 -- Ameritek Ventures (OTC: ATVK), a leading manufacturer of high quality optical fiber preforms to the global telecommunications industry, today announced that it has retained KCSA Strategic Communications, a leading New York-based communications firm, to lead the Company's investor relations program.

KCSA intends to deploy an investor relations campaign designed to increase awareness of Ameritek Ventures among the investment community through a comprehensive communications strategy. KCSA's objectives include, among others, communications, strategy and introductions to the institutional investment community. Since KCSA's inception nearly fifty years ago, the firm has developed a strong reputation for its work representing public companies.

Clinton L. Stokes, Chairman, President and Chief Executive Officer of Ameritek Ventures, stated, "Ameritek is well positioned to capitalize on the robust market demand among fiber optic cable manufacturers for high quality preforms. Preform manufacturing is the most attractive portion of a very strong growth industry with high margins, few competitors, and a solid outlook for future growth. As such, we look forward to proactively communicating our story to the investment community on a larger scale, and are eager to begin working with the entire KCSA team on strategic communications and investor relations."

Todd Fromer, Managing Partner of KCSA Strategic Communications, commented, “Ameritek Ventures has a clear strategy to expand its production capacity in order to meet the market demand for its fiber optic preforms, and to build long-term, sustainable shareholder value. With an extensive history of providing expert strategic communications counsel based on best practices and our established network of investors, we believe KCSA is the right firm to help Ameritek Ventures’ to tell this compelling story to key institutional investors.”

About KCSA Strategic Communications:

KCSA is a fully integrated communications agency specializing in public relations, investor relations and social media, with expertise in financial and professional services, technology, healthcare, digital media and energy. Since 1969, the firm has demonstrated strategic thinking and program execution that drives results for its clients in the ever-changing communications and digital landscape. The firm's clients are its best references. For more information, please visit www.kcsa.com.

About Ameritek Ventures:

Ameritek Ventures is a manufacturer of proprietary machinery that is used to produce optical fiber preforms. These preforms are then used to produce commercial grade optical fiber. Once produced, this optical fiber is fabricated into fiber optic cable which serves as the backbone of the multi-billion dollar telecommunication industry. The market demand for preforms and optical fiber has experienced rapid growth in the wireless, cable television, Internet and high-speed data transmission industries. The Company's equipment, processes and managed system deployments will provide the market with the highest quality preforms used to manufacture fiber optic cable and will support significant growth worldwide.

Forward Looking Statements:

Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements.

Investor Contact:

Phil Carlson / Steve Silver

KCSA Strategic Communications

Phone: (212) 896-1233 / (212) 896-1220

Email: pcarlson@kcsa.com / ssilver@kcsa.com